UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2013

GERON CORPORATION
(Exact name of registrant as specified in its charter)
___________

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

149 COMMONWEALTH DRIVE, SUITE 2070
MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     Geron Corporation (the “Company” or “Geron”) is furnishing this information under Item 2.02 of Form 8-K.

     The information in this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act.

     On April 25, 2013, the Company issued a press release announcing its financial results for the three months ended March 31, 2013. A copy of the press release is attached as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities

     On April 25, 2013, the Board of Directors of Geron resolved and directed that, effective immediately, Geron will discontinue its discovery research and companion diagnostics programs and close its research laboratory facility located at 200 Constitution Drive, Menlo Park, California. Going forward, the Company will concentrate its resources on the clinical development of imetelstat, its telomerase inhibitor, in hematologic myeloid malignancies, including myelofibrosis. In connection with this strategic focus, the Company will no longer be pursuing further development of imetelstat in solid tumors with short telomeres or essential thrombocythemia.

     On April 25, 2013, the Company announced a restructuring to reduce its workforce from 64 positions to 44 full-time positions, representing a reduction of approximately 31% of the Company’s workforce. The Company expects the majority of the reduction in its workforce to be completed by the end of the second quarter of 2013.

     In connection with the foregoing changes to the Company’s business, the Company anticipates it will incur aggregate restructuring charges of approximately $1.9 million, of which $1.3 million will be paid in cash during 2013. The aggregate projected restructuring charges consist of approximately $640,000 related to one-time termination benefits, comprised principally of severance, benefit continuation costs, outplacement services and non-cash stock-based compensation expense associated with the elimination of 20 positions; and approximately $650,000 for facility-related charges and approximately $570,000 for non-cash charges related to write-downs of laboratory equipment and leasehold improvements in connection with the discontinuation of the Company’s discovery research and companion diagnostics programs and the closure of its research laboratory facility. The majority of these charges are expected to be recognized in the second quarter of 2013. The Company may incur other charges and will record these expenses in the appropriate period as they are determined. The Company plans to sell any excess equipment, the net proceeds of which, if any, may offset some of these future charges.

     The aggregate expected restructuring charges to be incurred or cash expenditures to be paid by the Company in connection with the reduction in workforce, discontinuation of the discovery research and companion diagnostics programs, closure of the research laboratory facility, and the timing thereof, are subject to a number of assumptions, and actual results may differ materially from those originally anticipated. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the foregoing changes to the Company’s business.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On April 25, 2013, the Company announced the departure of Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path., from his position as the Company’s Executive Vice President, Research and Development and Chief Medical Officer, effective May 3, 2013.

     On April 25, 2013, the Company and Dr. Kelsey entered into a Termination Agreement (the “Kelsey Agreement”) that extends the exercise period of all vested and exercisable stock options held by Dr. Kelsey as of May 3, 2013 to December 31, 2013, and by which Dr. Kelsey provided a general release of claims against the Company.

     The foregoing description of the Kelsey Agreement is qualified in its entirety by reference to the full text of the Kelsey Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press release dated April 25, 2013.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: April 26, 2013	By:	/s/ Stephen N. Rosenfield
		Name:	Stephen N. Rosenfield
		Title:	Executive Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated April 25, 2013.